As filed with the Securities and Exchange Commission on January 26, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISOTIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5825634 (I.R.S. Employer Identification Number)

2 Goodyear, Suite B
Irvine, California 92618
(Address of Principal Executive Offices including Zip Code)

ISOTIS SA STOCK OPTION PLAN 2003/01, AS AMENDED
ISOTIS SA STOCK OPTION PLAN 2003/02, AS AMENDED
(Full Title of the Plans)

PIETER WOLTERS	Copy to:
President and Chief Executive Officer
IsoTis, Inc.
2 Goodyear, Suite B
(Name and Address of Agent for Service)
Irvine, California 92618
(949) 595-8710
(Telephone Number, Including Area Code, of Agent for Service)	B. Shayne Kennedy Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to	to be	Offering Price	Offering	Registration
be Registered	Registered(1)	Per Share(2)	Price(2)	Fee
Common Stock, par value $.0001 per share	664,472	$13.91	$9,242,805.52	$988.98

(1)	Represents 227,198 shares issuable pursuant to outstanding options under the IsoTis SA Stock Option Plan 2003/01, as amended, and 437,274 shares issuable pursuant to outstanding options under the IsoTis SA Stock Option Plan 2003/02, as amended (collectively, the “Plans”) assumed by the Company in connection with its exchange offer for all issued and outstanding registered shares of IsoTis SA. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of the weighted average exercise price per share of the outstanding options. The Plans have been terminated as to future grants.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
Exhibit 10.2
Exhibit 10.4
EXHIBIT 23.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     We are not filing or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 26, 2007, concurrently with the issuance of our shares in exchange for outstanding shares of IsoTis SA pursuant to an exchange offer, we became the successor-in-interest to IsoTis SA. The Commission allows us to incorporate by reference the information we file with it, or that IsoTis SA has filed with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference herein is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents filed by IsoTis SA with the Commission and that we have filed, or may file, with the Commission:
(1)	IsoTis SA’s annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act on Form 20-F/A for the fiscal year ended December 31, 2005, filed with the Commission on April 20 2006;

(2)	IsoTis SA’s reports of foreign private issuer filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on Form 6-K on each of May 22, 2006, July 7, 2006, July 12, 2006, August 16, 2006, August 24, 2006, September 1, 2006, September 18, 2006, December 11, 2006 and both reports filed on December 12, 2006;

(3)	Our current report on Form 8-K filed with the Commission on January 25, 2007, in which there are described the terms, rights and provisions applicable to our common stock, and any other amendments or reports filed by us for the purpose of updating such description; and

(4)	Our registration statement on Form 8-A filed with the Commission on January 25, 2007.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents. Unless expressly incorporated by reference herein, a current report on Form 8-K or report on Form 6-K furnished to the Commission shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          The class of securities offered hereunder is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws, each of which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
     Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.
     Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     As permitted by the Delaware General Corporation Law, we have entered into, or intend to enter into, indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of IsoTis Inc. or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Index to Exhibits on page 6.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, IsoTis, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Irvine, State of California, USA on January 26, 2007.

ISOTIS, INC.
By:	/s/ Pieter Wolters
Pieter Wolters, President and Chief Executive Officer

By:	/s/ Robert J. Morocco
Robert J. Morocco, Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Pieter Wolters and Robert J. Morocco as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 26, 2007.

Signature	Title

/s/ Pieter Wolters Pieter Wolters	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Robert J. Morocco Robert J. Morocco	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ James Trotman James Trotman	Chairman
/s/ Aart Brouwer Aart Brouwer	Director
/s/ Barbara Boyan Barbara Boyan	Director
/s/ Darrell Elliott Darrell Elliott	Director
/s/ David Gill David Gill	Director
/s/ James Hart James Hart	Director
/s/ Daniel Kollin Daniel Kollin	Director

INDEX TO EXHIBITS

EXHIBIT
4.1	Certificate of Incorporation of IsoTis, Inc.(1)

4.2	Bylaws of IsoTis, Inc.(1)

5.1	Opinion of Latham & Watkins, LLP (included in this Registration Statement)

10.1	IsoTis SA Stock Option Plan 2003/02(2)

10.2*	Amendment to IsoTis SA Stock Option Plan 2003/1

10.3	IsoTis SA Stock Option Plan 2003/01(3)

10.4*	Amendment to IsoTis SA Stock Option Plan 2003/2

23.1*	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed by the Registrant with the Commission on January 25, 2007.

(2)	Incorporated by reference to IsoTis SA’s Registration Statement on Form S-8, filed with the Commission on October 30, 2002.

(3)	Incorporated by reference to the annual report on Form 20-F/A, filed by IsoTis SA on April 20, 2006.